UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549


                               FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                       Commission File Number 333-65215-02
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BLOCK MORTGAGE  FINANCE ASSET BACKED  CERTIFICATES  SERIES 1999-1 TRUST (under a
Pooling and Servicing  Agreement dated as of January 1, 1999, which Trust is the
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Issuer of Block Mortgage Finance Asset Backed Certificates, Series 1999-1)
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           (Exact name of the registrant as specified in its charter)

                          Bank One National Association
                        1 Bank One Plaza, Suite IL1-0126
                          Chicago, Illinois 60670-0126
     Attention: Corporate Trust Administration Block Mortgage Finance Asset
                       Backed Certificates, Series 1999-1

                                 (312) 407-0192
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                  (Address, including zip code, and telephone)

   Block Mortgage Finance Asset Backed Certificates, Series 1999-1
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            (Title of each class of securities covered by this Form)
                                Not applicable
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(Titles of all other  classes  of  securities  for which a duty to file  reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(l)(i) ____            Rule 12h-3(b)(l)(i) ____
           Rule 12g-4(a)(l)(ii)____            Rule 12h-3(b)(l)(ii)____
           Rule 12g-4(a)(2)(i) ____            Rule 12h-3(b)(2)(i) ____
           Rule 12g-4(a)(2)(ii)____            Rule 12h-3(b)(2)(ii)____
                                               Rule 15d-6            X
                                                                   ----

      Approximate  number  of  holders  of record  as of the  certification  or
notice date:      Less than 50
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      Pursuant to the requirements of the Securities Exchange Act of 1934, BLOCK
MORTGAGE FINANCE ASSET BACKED CERTIFICATES SERIES 1999-1 TRUST (under a Pooling and Servicing Agreement dated as of January 1, 1999, which Trust is the Issuer of Block Mortgage Finance Asset Backed Certificates, Series 1999-1) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 28, 2000         By: Block  Financial  Corporation,  not  in its
                                   individual capacity,  but solely as a duly
                                   authorized agent of the Registrant  pursuant
                                   to Section  8.17(c) of the Pooling and
                                   Servicing Agreement, dated as of January 1, 1999


                          By:  /s/ Bret G. Wilson
                              --------------------------------------------------
                          Name:     Bret G. Wilson
                                ------------------------------------------------
                          Title:    Vice-President, Mortgage Operations
                                 -----------------------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.